Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated January 28, 2026, with respect to the consolidated financial statements of Frontier Holdings, LLC for each of the years in the two-year period ended September 30, 2025, included in Equity Bancshares, Inc.’s Current Report on Form 8-K/A dated March 18, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Omaha, Nebraska

October 2, 2026